Exhibit 99.1

NEWS RELEASE

Investor Contact:
James Perry, Vice President and Treasurer
Trinity Industries, Inc.
214/589-8412

FOR IMMEDIATE RELEASE

Trinity Industries, Inc. Reports Highest Quarterly Earnings and
Revenues in Company’s History

DALLAS – October 31, 2007 – Trinity Industries, Inc. (NYSE:TRN) today reported record earnings from continuing operations of $87.2 million, or $1.08 per common diluted share for the third quarter ended September 30, 2007. This year’s third quarter earnings were the highest quarterly earnings in the Company’s history. Earnings from continuing operations for the same quarter of 2006 were $55.3 million, or $0.70 per common diluted share.

Net income for the third quarter of 2007 was a record $87.0 million, or $1.08 per common diluted share, compared with net income of $50.8 million, or $0.64 per common diluted share for the same quarter a year ago.

Revenues for the third quarter of 2007 were $1,008.4 million compared with revenues of $810.1 million for the same period in 2006. This year’s third quarter revenues were the highest quarterly revenues in the Company’s history.

For the nine months ended September 30, 2007, the Company reported earnings from continuing operations of $215.3 million, or $2.67 per common diluted share, compared with earnings from continuing operations of $158.1 million, or $2.00 per common diluted share, for the same period of 2006. For the nine months ended September 30, 2007, the Company reported net income of $214.8 million, or $2.67 per common diluted share, compared with net income of $173.6 million, or $2.19 per common diluted share, for the same period of 2006.

“I am pleased with our success during the third quarter,” said Timothy R. Wallace, Trinity’s Chairman, President, and CEO. “The investments we have made in our diverse portfolio of businesses are producing strong financial returns. Additionally, our ongoing focus on operational excellence and the efficiencies we achieve through long production runs continued to contribute to our growth and margin expansion during the third quarter.”

TrinityRail shipped approximately 7,070 railcars and received orders for approximately 4,500 railcars during the third quarter. As of September 30, 2007, TrinityRail’s railcar order backlog totaled approximately $2.6 billion, representing approximately 31,300 railcars, as compared to a railcar order backlog of approximately $2.5 billion, representing approximately 32,200 railcars as of September 30, 2006.

Trinity’s railcar leasing business continued to grow during the third quarter. At September 30, 2007, Trinity Industries Leasing Company’s fleet totaled approximately 35,890 railcars. This compares to approximately 29,200 railcars as of September 30, 2006.

During the third quarter, Trinity sold $232.3 million worth of railcars to TRIP Rail Holdings LLC (“TRIP Holdings”), including $93.8 million from Trinity’s leasing company. From its inception in June, 2007 through September 30, Trinity sold a total of $326.0 million worth of railcars to TRIP, including both new car sales and sales from Trinity’s leasing company.

TRIP Holdings is a leasing company formed in June 2007. It has committed to purchase approximately $1.4 billion worth of railcars during a two-year period from Trinity’s railcar manufacturing companies and leasing company. Trinity holds a 20% equity ownership in TRIP Holdings and is responsible for managing the cars.

Revenues for the Inland Barge Group grew 35% during the third quarter as compared to the same quarter of 2006. The Inland Barge Group’s backlog was approximately $771 million as of September 30, 2007, compared to approximately $424 million as of September 30, 2006. “We continue to see a steady demand for barges, and are pleased with this business’s strong operating performance in the third quarter along with the growth of its backlog,” Wallace said.

Revenues in the Energy Equipment Group grew 15% during the quarter over the same quarter in 2006, as the structural wind towers business continued to expand. The Construction Products Group’s revenues also grew over the same quarter in 2006.

Fourth Quarter 2007 Earnings Outlook
For the fourth quarter of 2007, the Company expects revenues to be comparable to the third quarter of 2007 and earnings from continuing operations ranging from $0.87 to $0.92 per common diluted share. This would result in earnings from continuing operations ranging from $3.54 to $3.59 per common diluted share for the year ending December 31, 2007.

Preliminary Comments on 2008 Outlook
“As U.S. economic growth has moderated, industry demand for railcars in North America has decreased from the robust levels of the previous two years,” said Wallace. “We expect moderate, fluctuating demand for railcars during 2008, heavily influenced by fleet replacement needs. Increasing oil prices and changes in the value of the U.S. dollar will also affect the rail industry – but precisely predicting their impact is difficult. Regardless, we see this moderation in demand as a short-term situation.”

“Trinity’s businesses are very experienced at operating in markets with transitioning demand levels,” Wallace continued. “Our Rail Group’s broad product line enables us to be responsive to customer needs. During the past few years, we have been preparing for a moderate market by investing resources in enhancing our manufacturing flexibility. We are adept at shifting our production lines quickly and efficiently to produce different railcar types. This ability, coupled with our broad railcar product line, allows us to aggressively pursue orders in the marketplace. When we change over production lines, however, we do not expect to maintain margins at levels comparable to steady production runs.”

“In addition, we have been deliberately working to position Trinity for success regardless of railcar demand,” Wallace continued. “We have achieved this goal by expanding the depth and strength of our multi-industry portfolio and positioning our businesses as high quality, low-cost providers.”

Preliminary 2008 Earnings Outlook
For the fiscal year ending December 31, 2008, the Company expects to see margin compression in its rail manufacturing business due to the competitive nature of a moderating railcar demand environment. As a result, the Company expects pricing pressures on certain types of railcars and some level of production inefficiencies related to the necessary production line changeovers.

“The strength of our September 30, 2007 backlog of 31,300 railcars is important for effective production planning and positions us to pursue opportunities for operating efficiencies,” Wallace said. “During 2008, the backlogs in our Inland Barge Group and structural wind towers business provide us with production line continuity and our Railcar Leasing and Management Services Group will continue to provide consistent earnings and positive returns. In addition, we expect relatively steady demand in our construction products businesses. We anticipate that these businesses will help to mitigate the impacts of moderating railcar demand.”

“I am proud of the actions we have taken to strengthen our business model as a multi-industry company,” Wallace continued. “The diversification and growth of our portfolio of businesses, along with the benefits associated with the capital investments we have made, enhance our key market leadership positions and position Trinity for continued success.”

At this time, the Company expects revenues in 2008 to be comparable to 2007 and earnings ranging from $3.10 to $3.50 per common diluted share for 2008.

Conference Call
Trinity will hold a conference call at 11:00 a.m. Eastern on November 1, 2007 to discuss its third quarter results. To listen to the call, please visit the Investor Relations section of the Trinity Industries website, www.trin.net. An audio replay may be accessed through the Company’s website or by dialing (402) 220-0119 until 11:59 p.m. Eastern on November 8, 2007.

Trinity Industries, Inc., headquartered in Dallas, Texas, is a multi-industry company that owns a variety of market-leading businesses which provide products and services to the industrial, energy, transportation and construction sectors. Trinity reports its financial results in five principal business segments: the Rail Group, the Railcar Leasing and Management Services Group, the Inland Barge Group, the Construction Products Group, and the Energy Equipment Group. For more information, visit: www.trin.net.

Some statements in this release, which are not historical facts, are “forward-looking statements” as defined by the Private Securities Litigation Reform Act of 1995. Forward-looking statements include statements about Trinity’s estimates, expectations, beliefs, intentions or strategies for the future, and the assumptions underlying these forward-looking statements. Trinity uses the words “anticipates,” “believes,” “estimates,” “expects,” “intends,” “forecasts,” “may,” “will,” “should,” and similar expressions to identify these forward-looking statements. Forward-looking statements involve risks and uncertainties that could cause actual results to differ materially from historical experience or our present expectations. For a discussion of such risks and uncertainties, which could cause actual results to differ from those contained in the forward-looking statements, see “Forward-Looking Statements” in the Company’s Annual Report on Form 10-K for the most recent fiscal year.

- TABLES TO FOLLOW -

Trinity Industries, Inc.
Condensed Consolidated Income Statements
(in millions, except per share amounts)

	Three Months Ended September 30,
	2007	2006
Revenues	$1,008.4	$810.1
Operating profit	$146.9	$100.7
Other expense	13.4	11.1

Income from continuing operations before income taxes	133.5	89.6
Provision for income taxes	46.3	34.3

Income from continuing operations	87.2	55.3
Discontinued operations:
Loss on sale of discontinued operations, net of benefit for income taxes of $- and $0.5	—	(1.4)
Loss from discontinued operations, net of provision (benefit) for income taxes of $(0.1) and $1.6	(0.2)	(3.1)

Net income	$87.0	$50.8

Net income per common share:
Basic:
Continuing operations	$1.10	$0.71
Discontinued operations	0.00	(0.06)

	$1.10	$0.65

Diluted:
Continuing operations	$1.08	$0.70
Discontinued operations	0.00	(0.06)

	$1.08	$0.64

Weighted average number of shares outstanding:
Basic	79.1	77.5
Diluted	80.6	79.2

Trinity Industries, Inc.
Condensed Consolidated Income Statements
(in millions, except per share amounts)

	Nine Months Ended September 30,
	2007	2006
Revenues	$2,729.5	$2,383.9
Operating profit	$366.7	$284.6
Other expense	32.5	23.3

Income from continuing operations before income taxes	334.2	261.3
Provision for income taxes	118.9	103.2

Income from continuing operations	215.3	158.1
Discontinued operations:
Gain on sale of discontinued operations, net of provision for income taxes of $- and $13.3	—	21.0
Loss from discontinued operations, net of benefit for income taxes of $0.2 and $1.1	(0.5)	(5.5)

Net income	$214.8	$173.6

Net income per common share:
Basic:
Continuing operations	$2.73	$2.07
Discontinued operations	0.00	0.20

	$2.73	$2.27

Diluted:
Continuing operations	$2.67	$2.00
Discontinued operations	0.00	0.19

	$2.67	$2.19

Weighted average number of shares outstanding:
Basic	78.8	76.5
Diluted	80.5	79.1

Trinity Industries, Inc.
Condensed Segment Data
(in millions)

	Three Months Ended September 30,
Revenues:	2007	2006
Rail Group	$621.3	$548.3
Construction Products Group	194.2	191.0
Inland Barge Group	126.6	93.7
Energy Equipment Group	101.4	88.1
Railcar Leasing and Management Services Group	204.0	61.4
All Other	17.9	15.0
Eliminations – lease subsidiary	(235.4)	(168.1)
Eliminations – other	(21.6)	(19.3)

Consolidated Total	$1,008.4	$810.1

Operating profit (loss):	Three Months Ended September 30,
	2007	2006
Rail Group	$96.5	$62.2
Construction Products Group	19.0	19.9
Inland Barge Group	22.3	11.9
Energy Equipment Group	11.6	13.4
Railcar Leasing and Management Services Group	47.0	24.5
All Other	0.1	(3.9)
Corporate	(7.0)	(8.3)
Eliminations – lease subsidiary	(37.3)	(19.6)
Eliminations – other	(5.3)	0.6

Consolidated Total	$146.9	$100.7

Trinity Industries, Inc.
Condensed Segment Data
(in millions)

	Nine Months Ended September 30,
Revenues:	2007	2006
Rail Group	$1,789.1	$1,605.2
Construction Products Group	554.7	528.2
Inland Barge Group	355.8	265.7
Energy Equipment Group	292.1	239.4
Railcar Leasing and Management Services Group	437.4	189.5
All Other	50.4	39.5
Eliminations – lease subsidiary	(690.9)	(435.6)
Eliminations – other	(59.1)	(48.0)

Consolidated Total	$2,729.5	$2,383.9

Operating profit (loss):	Nine Months Ended September 30,
	2007	2006
Rail Group	$271.2	$187.1
Construction Products Group	44.9	49.5
Inland Barge Group	46.3	29.0
Energy Equipment Group	33.4	36.5
Railcar Leasing and Management Services Group	114.3	66.3
All Other	2.0	(7.3)
Corporate	(26.7)	(26.8)
Eliminations – lease subsidiary	(115.8)	(50.3)
Eliminations – other	(2.9)	0.6

Consolidated Total	$366.7	$284.6

Trinity Industries, Inc.
Condensed Consolidated Balance Sheets
(in millions)

	September 30,	December 31,
	2007	2006
Cash and cash equivalents	$222.4	$311.5
Receivables, net of allowance	341.9	252.5
Inventories	614.4	528.9
Net property, plant, and equipment (1)	2,034.7	1,590.3
Other assets	811.5	742.4

	$4,024.9	$3,425.6

Accounts payable and accrued liabilities	$728.7	$655.8
Debt (2)	1,404.7	1,198.9
Deferred income	52.7	42.9
Other liabilities	188.0	124.5
Stockholders’ equity	1,650.8	1,403.5

	$4,024.9	$3,425.6

(1) Property, Plant, and Equipment
Corporate/Manufacturing:
Property, plant, and equipment	$1,025.4	$943.1
Accumulated depreciation	(554.9)	(564.6)

	470.5	378.5

Leasing:
Machinery and other	35.9	35.1
Equipment on lease	1,977.1	1,511.5
Accumulated depreciation	(201.9)	(163.9)

	1,811.1	1,382.7

Deferred profit on railcars sold to the Leasing Group	(246.9)	(170.9)

	$2,034.7	$1,590.3

(2) Debt
Corporate/Manufacturing – Recourse:
Revolving credit facility	$—	$—
Convertible subordinated notes	450.0	450.0
Senior notes	201.5	201.5
Other	2.9	1.8

	654.4	653.3

Leasing – Recourse:
Equipment trust certificates	75.7	119.1

Total recourse	730.1	772.4

Leasing – Non-recourse:
Secured railcar equipment notes	337.6	347.5
Warehouse facility	337.0	79.0

	674.6	426.5

	$1,404.7	$1,198.9

Trinity Industries, Inc.
Reconciliation of EBITDA
(in millions)

“EBITDA” is defined as net income (loss) plus interest expense, income taxes, and depreciation and amortization. EBITDA is not a calculation based on generally accepted accounting principles. The amounts included in the EBITDA calculation, however, are derived from amounts included in the historical statements of operations data. In addition, EBITDA should not be considered as an alternative to net income or operating income as an indicator of our operating performance, or as an alternative to operating cash flows as a measure of liquidity. We have reported EBITDA because we regularly review EBITDA as a measure of our ability to incur and service debt. In addition, we believe our debt holders utilize and analyze our EBITDA for similar purposes. We also believe EBITDA assists investors in comparing a company’s performance on a consistent basis without regard to depreciation and amortization, which can vary significantly depending upon many factors. However, the EBITDA measure presented in this press release may not always be comparable to similarly titled measures by other companies due to differences in the components of the calculation.

	Three Months Ended September 30,
	2007	2006
Income from continuing operations	$87.2	$55.3
Add:
Interest expense	19.5	18.1
Provision for income taxes	46.3	34.3
Depreciation and amortization expense	30.0	22.8

Earnings from continuing operations before interest expense, income taxes, and depreciation and amortization expense	$183.0	$130.5

	Nine Months Ended September 30,
	2007	2006
Income from continuing operations	$215.3	$158.1
Add:
Interest expense	55.8	46.5
Provision for income taxes	118.9	103.2
Depreciation and amortization expense	86.0	63.3

Earnings from continuing operations before interest expense, income taxes, and depreciation and amortization expense	$476.0	$371.1

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